UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2026

RESIDEO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 N. 71st Street, Suite 450 Scottsdale, Arizona	85254
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 573-5340
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.001 Par Value	REZI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.    Results of Operations and Financial Condition.

On August 12, 2026, the Company issued a press release announcing its second quarter 2026 earnings, which is furnished herewith as Exhibit 99. The information furnished pursuant to this Item 2.02, including Exhibit 99, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 12, 2026, Resideo Technologies, Inc. (the “Company”) announced that the Board of Directors of the Company appointed Shane Harrison as the Company’s Senior Vice President, Chief Financial Officer, effective September 1, 2026 (the “Effective Date”). Mr. Harrison will also serve as the Company’s principal financial officer as of the Effective Date.

Mr. Harrison, age 50, served as the Executive Vice President and Chief Financial Officer of NRC Health, a publicly traded healthcare experience company, since September 2025. Prior to his employment at NRC Health, Mr. Harrison served as Senior Vice President of Finance and Investor Relations at PowerSchool, a leading provider of K-12 education software, from 2022 to September 2025; Senior Vice President of Corporate Development for NAVEX Global, a risk and compliance-based software business, from 2019 to 2021; and in various positions, including Senior Vice President of Corporate Development and Investor Relations, Corporate Treasurer, and Interim CFO, for FLIR Systems, a publicly traded provider of perception and awareness technologies, from 2010 to 2019. Mr. Harrison began his career as a CPA at Deloitte and was an investment banker at Lehman Brothers after he received his Bachelor of Science in Accounting from the University of Oregon and a Master of Business Administration from the UCLA Anderson School of Management.

In connection with Mr. Harrison’s appointment as Chief Financial Officer, the Compensation and Human Capital Management Committee (the “Committee”) approved compensation for Mr. Harrison as follows: (i) annual base salary of $550,000, (ii) a target annual incentive opportunity of 85% of base salary, and (iii) commencing with the annual awards for 2027, annual long-term incentive (“LTI”) awards with the amount of any such LTI award to be determined by the Committee when such LTI awards are granted to the Company’s executive officers. The Committee also approved (i) an initial equity award with a grant date fair value of $2,000,000, 50% of which will be issued in the form of restricted stock units that vest as to one-third of the units on each annual anniversary of the date of grant, which is the Effective Date, and 50% of which will be issued as performance stock units with the performance goal based on the Company’s total shareholder return for the period of August 3, 2026 through December 31, 2028, (ii) a one-time cash sign-on bonus of $400,000 that is subject to repayment if Mr. Harrison resigns before the one-year anniversary of the Effective Date, and (iii) a payment of $16,000 to reimburse him for certain repayment obligations to his former employer. Mr. Harrison is also eligible to participate in the executive officer severance benefits under the Company’s Severance Plan for Designated Officers and all other executive-level benefit and perquisite plans. There are no other understandings or arrangements between Mr. Harrison and any other person pursuant to which Mr. Harrison was appointed to serve as the Company’s Chief Financial Officer. There are no family relationships between Mr. Harrison and any other director or executive officer of the Company and the Company is not aware of any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

In connection with the hiring of Mr. Harrison, on the Effective Date, Thomas Surran, the Company’s President and Chief Executive Officer, will cease being the principal financial officer of the Company, a position he held while the Company completed the search process for its Chief Financial Officer.

Item 9.01.    Financial Statements and Exhibits.

(d)Exhibits.

99	Resideo Technologies, Inc. Earnings Press Release dated August 12, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2026	RESIDEO TECHNOLOGIES, INC.

	By:	/s/ Joshua Foster
	Name:	Joshua Foster
	Title:	Senior Vice President, General Counsel and Corporate Secretary